EXHIBIT 99.2

                            GAINSCO, INC.
                         500 COMMERCE STREET
                         FORT WORTH TX 76102

                           April 17, 1998

Glenn W. Anderson
1230 Algonquin Road
Crownsville, Maryland 21032

Dear Glenn:

     This letter outlines the general parameters of your proposed employment relationship with Gainsco as its President and Chief Executive Officer. It is the intent of the Gainsco's Board of Directors to nominate you to stand for election as a director of Gainsco as soon as practicable. The terms of this offer and other customary provisions will be reflected in an employment agreement to be entered into by and between you and Gainsco within thirty (30) days of notice of your acceptance of this offer.

     The initial term of your employment with Gainsco will be forty eight (48) months commencing on the date of your acceptance hereof, and will be automatically renewed for an additional one-year period which will be appended to the term of the agreement at the completion of each year throughout its three year term, unless either party terminates the employment relationship by delivering written notice to the other at least thirty (30) days prior to the expiration of the initial term or, if applicable, the then current renewal term. The employment relationship may, however, be terminated for cause at any time. During the term of your employment and for a reasonable time thereafter, you will agree to refrain from competing with Gainsco (and its subsidiaries and other affiliates) in the business areas in which it has engaged during your employment.

     Upon your acceptance of this offer you will be paid a bonus of $50,000. During the initial four-year term of your employment with Gainsco, you will be paid an annual base cash salary of $340,000.00 payable in installments at Gainsco's payroll periods. The salary may be adjusted upwardly on each anniversary date of your employment in an amount to be determined by Gainsco's Board of Directors. During the term of your employment agreement, you will also be eligible to participate in Gainsco's Executive Bonus Plan. During the first year of employment, Gainsco will guarantee you a minimum cash bonus of $260,000.00, which will be payable in accordance with the Plan's terms at the end of your first full year of employment. Should your employment be terminated other than for gross negligence or willful misconduct by Gainsco prior to the expiration of the initial four-year term of your employment, you will be paid as consideration for a separation and release agreement a cash amount equal to 36 months of salary at 150% of your then current monthly rate of compensation.

     Gainsco will grant to you a non-qualified stock option with respect to a number of shares of Gainsco common stock which would allow you to realize a profit of five million dollars upon the doubling of a mutually agreed upon closing price occurring within the week following Gainsco's public announcement your acceptance of this offer. If any time after the grant of such options and within five
(5) days of the announcement of Gainsco's 2nd quarter results, the price of Gainsco common stock drops below the mutually agreed upon stock price Gainsco will cancel and reissue options based on the mutually agreed upon stock price. Such option will have a term of five (5) years from date of grant and will be fully vested at the time of grant.

     In the event that a Change In Control occurs, you will receive the same severance package applicable to Gainsco's other executive officers.

     Throughout the term of your employment, Gainsco will pay you a car allowance of $700.00 per month. You will, however, be responsible for paying all expenses incurred in connection with the vehicle's operation. In addition, Gainsco will procure on your behalf, a term life insurance policy in the face amount of $1,0000,000.00 payable to the beneficiary of your choice subject to your satisfaction of ordinary underwriting requirements. Further, Gainsco will pay initiation fees and monthly dues in accordance with Gainsco's current club policy for its executives. You will, however, be responsible for payment of all monthly charges incurred; provided, however, you may submit receipt for reimbursement for business related expenses.

     Gainsco will reimburse you for your reasonable relocation costs, including the costs incurred in selling your current residence but will not reimburse you for any loss of equity. Gainsco will pay reasonable costs of procuring temporary housing and out-of-pocket expenses. We will negotiate a reasonable cap for relocation costs. Gainsco will also calculate and pay to you an income tax gross-up for the additional taxable income recognized by you as a result of taxable moving expense payments.

     As noted above, those terms which are immediately effective upon notice of your acceptance of this offer, as well as other pertinent terms, will be memorialized in a formal, written employment agreement which will be effective between you and Gainsco as of the date you accept this agreement. Your acceptance will be effective upon Gainsco's receipt of a facsimile transmission of your signature on the acceptance line provided below. This offer may be withdrawn by Gainsco at any time prior to receipt of notice of your acceptance and this offer will automatically expire unless accepted by you before 5:00 p.m. Central Daylight Time, Friday, April 17, 1998.

                                   Sincerely,



                                   /s/ Robert J. McGee
                                   _____________________________
                                   For Gainsco, Inc.

Accepted by:

/s/ Glenn W. Anderson               4-17- 12:18 P.M.
______________________               ________________
Glenn W. Anderson                    Date

cc:     Joel C. Puckett